SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of June __ , 2019, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Acorn Energy, Inc. (the “Company”).

1.	The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.01 per share (“Common Stock”) and certain warrants (the “Warrants”), on June 3, 2019 (the “Record Date”), the right (“Rights”) to subscribe for 0.312 shares of Common Stock. Rights shall cease to be exercisable at 5:00 P.M., New York City time, on Juned 24, 2019, or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). One (1) Right is being issued for each share of Common Stock held on the Record Date and for each eligible Warrant (collectively, the “Warrants”) held on the Record Date. Payment in full of the subscription price of $0.24 per share (the “Subscription Price”) together with Rights entitling the holder to purchase one or more whole shares is required to subscribe for shares. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s final Prospectus for the Rights Offering, to be dated the effective date of the Rights Offering (the “Prospectus”).

2.	The Subscription Agent is hereby appointed to effect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by the assistant secretary of the Company;

(d)	notice of guaranteed delivery (“Notice of Guaranteed Delivery”); and

(e)	a schedule of the Company’s Warrant holders entitled to receive Rights, including the names, number of Warrants and any other information requested by the Subscription Agent.

4.	As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each ((i) holder of Common Stock, based on the record owners on the transfer books of the Company maintained by American Stock Transfer & Trust Company, LLC, as the Company’s transfer agent,, and (ii) holder of Warrants, based on the owners of the Warrants as reflected on the Warrant register provided by the Company to the Subscription Agent in the form prescribed by the Subscription Agent, in each case at the close of business on the Record Date, a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Stock and Warrants of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)	Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check or bank draft payable at par (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates or book entry certificates representing the shares duly subscribed for and furnish a list of all such information to the Company.

(b)	Funds received by the Subscription Agent upon exercise of Rights shall be held by it in a segregated account. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.	The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Company’s Common Stock.
2

7.	If prior to 5:00 P.M., New York City time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for the shares being subscribed for and (ii) a guarantee notice substantially in the form of the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of shares being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights within two (2) OTCQB trading days (“Trading Days”) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to 5:00 P.M., New York City time, on the Expiration Date, provided that within two Trading Days following the date of the Notice of Guaranteed Delivery the Subscription Agent receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

8.	If requested, the Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company. The Subscription Agent shall deliver to the subscribers who have duly exercised Rights, at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

9.	The Subscription Agent shall notify the Company by telephone on an before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending two (2) Trading Days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

3

10.	With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Jan Loeb	President and CEO
Sheldon Krause	Assistant Secretary

11.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

12.	The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law. The Subscription Agent shall also provide information agent services to the Company on terms to be mutually agreed upon by the parties hereto.

13.	The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

4

14.	Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Acorn Energy, Inc.
1000 N West Street, Suite 1200
Wilmington, DE 19801

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: Corporate Actions
Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: General Counsel
Tel: (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

15.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

16.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

17.	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement, or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

18.	No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

19.	Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

5

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

ACORN ENERGY, INC.

By:
Name:	Jan Loeb
Title:	President and Chief Executive Officer

AGREED & ACCEPTED:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:	Michael Legregin
Title:	Senior Vice President

6

Fee Schedule

Project fee $16,000.00

Per account exercised $20.00

Extension to the Expiration Time $3,500.00

Plus out-of-pocket and extraordinary expenses

DTC new cusip eligibility fee $1,000.00 (Non-Negotiable, pass-thru fee)

Fees are payable prior to the Launch date

Santander Bank NA.

601 Penn Street

Reading, PA 19601

ABA # 231372691

SWIFT CODE: SVRNUS33

For further credit to: American Stock Transfer & Trust, LLC

6201 15TH Avenue

Brooklyn, NY 11219

Account # 3036002123

Reference: Company name

Attn: Accounts Receivable

The party below is responsible for payment of the fees:

Name: Acorn Energy

Attention: Jan Loeb

1000 N West Street Suite 1200

Wilmington, DE 19801

Phone:410-654-3315

Email: Jloeb@acornenergy.com

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as Subscription Agent and are subject to adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Out-of-pocket expenses include, but are not limited to, 1099’s (calculations, production, print, mail, and IRS reporting), cost basis calculations and reporting, and regulatory mailings. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.

7